ASSIGNMENT AND ASSUMPTION


         WHEREAS, Guinness Flight Investment Funds, Inc., a Maryland corporation (the "Company") and Investment Company Administration Corporation, a New Jersey Corporation (the "Administrator") have entered into a Administration Agreement, dated the 1st day of July, 1994 (the "Agreement"); and

         WHEREAS, pursuant to the terms of an Agreement and Plan of Conversion and Termination, the Company is converting to a Delaware business trust ("Guinness Flight Investment Funds" or the "Trust"); and

         WHEREAS, the Company desires to obtain, and the undersigned desires to grant, the undersigned's consent to the assignment of the Agreement.

         NOW THEREFORE, the Administrator, in consideration of and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound by the terms of this Assignment and Assumption, hereby agrees as follows:

         The Administrator acknowledges that (i) the Agreement by and between the Company and the Administrator is in full force and effect, and that it is not aware of any default or event which, after notice or the passage of time or both, could become a default under the Agreement. The Administrator hereby consents to the assignment of all rights and obligations under the Agreement to the Trust by the Company, to become effective on April 28, 1997; and (ii) that Guinness Flight Asia Small Cap Fund and Guinness Flight Asia Blue Chip Fund are both parties to the Agreement as of April 29, 1996.

         The Trust acknowledges that the Agreement is in full force and effect, and that it is not aware of any default or event which, after notice or the passage of time, or both, could become a default under the Agreement. The Trust hereby agrees to assume all of the rights, duties and obligations of the Company under the Agreement effective April 28, 1997.

Dated:  April 28, 1997           INVESTMENT COMPANY ADMINISTRATION CORPORATION

                                  By:____________________________________

                                  Name:__________________________________

                                  Title:__________________________________


                                  GUINNESS FLIGHT INVESTMENT FUNDS

                                  By:____________________________________

                                  Name:__________________________________

                                  Title:

                           ADMINISTRATION AGREEMENT


         THIS AGREEMENT is made as of the 1st day of July, 1994 by and between Guinness Flight China & Hong Kong and Global Government Bond Funds (the "Funds"), two separate series of the Guinness Flight Investment Funds, Inc., a Maryland Corporation (the "Company"), and INVESTMENT COMPANY ADMINISTRATION CORPORATION, a New Jersey Corporation (the "Administrator");

                                   WITNESSETH:

         WHEREAS, the Funds are non-diversified series of an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Company wishes to retain the Administrator to provide certain administrative services in connection with the management of the Funds' operations and the Administrator is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Company hereby appoints the Administrator to provide certain administrative services, hereinafter enumerated, in connection with the management of the Funds' operations for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to comply with all relevant provisions of the 1940 Act, applicable rules and regulations thereunder, and other applicable law.

         2. Services on a Continuing Basis. Subject to the overall supervision of the Board of Directors of the Company and Guinness Flight Investment Management Limited (the "Manager"), the Administrator will perform the following services on a regular basis which would be daily, weekly or as otherwise appropriate:

         A) perform the services in Exhibit 1 attached; and

         B) such additional services as may be agreed upon by the Funds and the Administrator.

         3. Responsibility of the Administrator. The Administrator shall be under no duty to take any action on behalf of the Funds except as set forth herein or as may be agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise reasonable care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or any other provision of this Agreement, the Administrator shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control.

         4. Reliance Upon Instructions. The Company agrees that the Administrator shall be entitled to rely upon any instructions, oral or written, actually received by the Administrator from the Board of Directors of the Company and shall incur no liability to the Company or the Company's Manager in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board of Directors of the Company to give oral or written instructions on behalf of the Funds.

         5. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Funds and all prior, present or potential shareholders of the Funds, except after prior notification to, and approval of release of information in writing by, the Funds, which approval shall not be unreasonably withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Funds.

         6. Equipment Failures. In the event of equipment failure or the occurrence of events beyond the Administrator's control which render the performance of the Administrator's functions under this Agreement impossible, the Administrator shall take reasonable steps to minimize service interruptions and is authorized to engage the services of third parties (at the Administrator's expense) to prevent or remedy such service interruptions.

         7. Compensation. As compensation for services rendered by the Administrator during the term of this Agreement, each Fund (the Guinness Flight China & Hong Kong Fund and Guinness Flight Global Government Bond Fund) will pay to the Administrator a minimum annual fee of $40,000 or .25%, whichever is greater, payable monthly by the fifth day of the next month.

         8. Indemnification. The Funds agree to indemnify and hold harmless the Administrator from all taxes, filing fees, charges, expenses, assessments, claims and liabilities (including without limitation, liabilities arising under Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do at the request of or in reliance upon the advice of the Board of Directors of the Company, provided, that the Administrator will not be indemnified against any liability to the Funds or to shareholders of the Funds (or any expenses incident to such liability) arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. The Administrator agrees to indemnify and hold harmless the Funds, the Company, and each of its Directors from all claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given to the Administrator, or arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. No fund or other series of the Company shall be liable for any claim against, or expense of, any other fund or series of the Company.

         9. Duration and Termination. This Agreement shall continue until termination by the Funds (through the Board of Directors of the Company) or the Administrator on 30 days' written notice to the other. All notices and other communications hereunder shall be in writing. This Agreement cannot be assigned without the prior written consent of the other party hereto.

         10. Amendments. This Agreement or any part hereof may be changed or waived only by instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         11. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect, This Agreement shall be deemed to be a contract made in California and governed by California law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first written above.


GUINNESS FLIGHT INVESTMENT FUNDS, INC.


By: /s/
   ------------------------------------------

Title: President
      ---------------------------------------


INVESTMENT COMPANY ADMINISTRATION CORPORATION


By: /s/Steven J. Paggioli
   ------------------------------------------

Title: Vice President
   ------------------------------------------

EXHIBIT 1



             INVESTMENT COMPANY ADMINISTRATION CORPORATION ("ICAC")

                             ADMINISTRATIVE SERVICES


ICAC typically performs the following services on a regular basis which would be daily, weekly or as otherwise appropriate:

         1) prepare and coordinate reports and other materials to be supplied to the Board of Directors of the Fund;

         2) prepare and/or supervise the preparation and filing of all securities filings (i.e., N- SARs, 24f-2 notices, etc.), periodic financial reports, prospectuses, statements of additional information, marketing materials, tax returns, shareholder reports and other regulatory reports and filings required of the Fund;

         3) supervise and monitor the preparation of all required filings necessary to maintain the Fund's qualification and/or registration to sell shares in all states where the Fund currently does, or intends to do business;

         4) coordinate the preparation, printing and mailing of all materials (e.g., Annual Reports) required to be sent to shareholders;

         5) coordinate the preparation and payment of Fund-related expenses;

         6) monitor and oversee the activities of the Fund's servicing agents (i.e., transfer agent, custodian, fund accountants, etc.);

         7) review and adjust as necessary the Fund's daily expense accruals;

         8) monitor daily, monthly and periodic compliance with respect to SEC (40' Act), IRS and prospectus guidelines and restrictions;

         9) send periodic information (i.e., performance figures) to service organizations that track investment company information; and

         10) perform such additional services as may be agreed upon by the Fund and ICAC.

                      ADDENDUM TO ADMINISTRATION AGREEMENT

               Effective May 1, 1996, the Administration Agreements between Investment Company Administration Corporation and Guinness Flight Investments Funds, Inc. (the "Trust") dated July 1, 1994 is hereby amended as follows:

1.        PARAGRAPH 7 OF THE AGREEMENT

               7. Compensation. As compensation for services rendered by the Administrator during the term of this agreement, each series of the Trust agrees to pay the Administrator:

          The Greater of:

          (1) Minimum annual fees of $40,000 for China & Hong Kong Fund and $60,000 for Guinness Flight Asia Blue Chip Fund, Guinness Flight Asia Small Cap Fund and Guinness Flight Global Government Fund, allocated based on the daily average net assets of each respective fund.

          OR

          (2)  0.25% of the daily average net assets for China & Hong Kong Fund.

               For the Asia Blue Chip Fund, Asia Small Cap Fund and Global Government Bond Fund: 0.25% (annual rate) of the combined daily average net assets.

               IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below:

INVESTMENT COMPANY ADMINISTRATION CORPORATION


By:                                                Date:
  ------------------------------------                  ------------------

Title:   Senior Vice President
     ---------------------------------




GUINNESS FLIGHT INVESTMENT FUNDS, INC.


By:                                                Date:
  ------------------------------------                  ------------------

Title:   President
  ------------------------------------

GUINNESS FLIGHT INVESTMENT MANAGEMENT LIMITED

By:                                                Date:
  ------------------------------------                  ------------------

Title:   Director
  ------------------------------------